Exhibit 3.4

CenturyTel, Inc.
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CHARTER OF THE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS
(as amended through February 27, 2007)
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I.	PURPOSE

    The Compensation Committee is appointed by the Board principally to discharge the Board’s responsibilities relating to compensation of the Company’s executive officers and to oversee the administration of the Company’s equity incentive and executive compensation programs.

II.	COMPOSITION

    The Committee will consist of at least three directors, each of whom will be appointed and replaced by the Board in accordance with the Company’s bylaws. Each member of the Committee will meet the independence requirements of the New York Stock Exchange and at least two members will also qualify as a “non-employee” and “outside” director under Rule 16b-3 promulgated under the Securities Exchange Act of 1934 and Section 162(m) of the Internal Revenue Code of 1986, respectively. The Committee’s chairman will be designated by the Board. The Committee may form and delegate authority to subcommittees when appropriate.

III.	MEETINGS

    The chairman of the Committee will preside at each meeting and, in consultation with the other members of the Committee and management, will set the frequency of, and the agenda for, each meeting.

IV.	AUTHORITY AND RESPONSIBILITIES

    In furtherance of the purpose of the Committee described above, the Committee will have the following authority and responsibilities:

    1.  The Committee will periodically review and approve goals and objectives relating to compensation of the executive officers and evaluate the performance of the executive officers in light of these goals and objectives. Based on this evaluation, the Committee will approve the CEO’s compensation level, and will recommend to the Board the compensation levels of the other executive officers (and any other officer subject to Section 16 of the Securities Exchange Act of 1934). The Committee will also oversee the annual evaluation of all other members of management.

    2.  The Committee will periodically review the Company’s incentive compensation plans and equity-based plans, and will oversee the administration of the Company’s other executive compensation plans and programs.

    3.  The Committee will review, recommend and submit to the Board for its approval (i) any proposed plan or arrangement offering or providing any incentive, retirement, supplemental or other compensation, benefits or perquisites to one or more of the Company’s executive officers (other than any plan or arrangement offering benefits that do not discriminate in scope, terms or operation in favor of executive officers and that are generally available to all salaried employees) and (ii) any significant amendment or change to any such plan or arrangement.

    4.  The Committee will review, recommend and submit to the Board for its approval (i) any proposed employment, severance, retirement, termination or change-in-control contract between the Company and an executive officer or proposed executive officer and (ii) any proposed extension or significant amendment thereto.

    5.  The Committee will exercise all powers expressly allocated to it under the Company’s benefit plans, including the powers to (i) grant stock options and other equity-based awards thereunder and (ii) establish performance goals thereunder and determine whether such goals have been attained. The Committee will also have the authority to delegate responsibility in accordance with the terms and conditions of each such applicable plan.

    6.  The Committee, in consultation with management, will oversee compliance with laws and regulations governing executive compensation, including Rule 16b-3, Section 162(m) of the Internal Revenue Code, and the Sarbanes-Oxley Act of 2002.

    7.  The Committee will issue committee reports in the manner required under the rules and regulations of the U.S. Securities and Exchange Commission, including reports regarding the Committee’s review and recommendation of the Compensation Discussion and Analysis to be included or incorporated in the Company’s proxy statement and annual report on Form 10-K.

    8.  The Committee will make regular reports to the Board.

    9.  The Committee will have the sole authority to retain and terminate any compensation consultant retained to assist the Committee in discharging its functions, and may, to the extent it deems necessary or appropriate, retain independent legal, financial or other advisors. The Committee will approve related fees and other retention terms.

    10.  The Committee will oversee, monitor, review or approve such other employment or compensation-related matters, and will perform such other services, as may be delegated to it orally or in writing from time to time by the Board.

    11.  The Committee will review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Committee will annually review its own performance.

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•	Originally adopted and approved by the Committee and the Board on February 11, 2003, and February 25, 2003, respectively.

•	Section II amended by the Committee and the Board on May 27, 2003, and May 29, 2003, respectively.

•	Sections I, II and IV amended by the Committee and the Board on February 25, 2004.

•	Sections I, II and IV amended by the Committee and the Board on February 26, 2007 and February 27, 2007, respectively.